Exhibit 99.2

               Eline Entertainment Group To Change Corporate Name
                     to Grande International Holdings, Inc.

Knoxville, Tennessee -- May 17, 2005 -- Eline Entertainment Group, Inc. (OTCBB:
EEGI) announced today that its Board of Directors has approved changing the corporate name to Grande International Holdings, Inc. The company will provide supplemental information regarding the name change closer to the effective date of the name change, including the new trading symbol and CUSIP number. Until the name change is effective, Eline Entertainment's common stock will continue to trade under the current symbol.

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States.

Eline recently announced that its newly formed subsidiary, Storm Depot International Corp., has initiated a dealer program for qualified hurricane shutter companies. The company plans to distribute hurricane protection products through its dealer network throughout the Southeast United States and Caribbean. The company will license the Storm Depot name to approved dealers and market a complete line of hurricane protection products on a wholesale basis.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.